Exhibit 99.1

Alliqua BioMedical, Inc. Announces the Publication of Results from a Biovance® Use Registry Study in WOUNDS

LANGHORNE, PA – June 25, 2015 -- Alliqua BioMedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), a provider of advanced wound care products today announced that a review of an observational study, focusing on the use of the Company’s Biovance Amniotic Tissue Allograft to treat chronic wounds was published in WOUNDS, the most widely-read, peer-reviewed journal focusing on wound care and wound research.

The review, authored by Janice Smiell, Terry Treadwell, Helen Hahn and Michel Hermans, is titled, Real-world Experience with a Decellularized, Dehydrated Human Amniotic Membrane Allograft[1]. It is focused on the chronic wound data subset from a larger observational study with 230 subjects/244 chronic and acute wounds at 19 centers across the US. This review includes 165 subjects with 179 chronic wounds across the 15 wound care centers that treated chronic wounds.

“This review demonstrates what can be expected when treating chronic wounds in patients with multiple comorbidities in the real-world-setting, without the restrictions of inclusion and exclusion criteria found in prospective randomized controlled trials,” said Dr. Janice Smiell, Alliqua’s Chief Medical Officer. “It was an ‘all comers’ study; only patients with actively infected wounds or known hypersensitivity to decellularized, dehydrated human amniotic membrane allografts were excluded. More than half of the 165 subjects included in our sample would have been excluded from a randomized, controlled trial because of comorbid conditions.”

“Despite the presence of factors and comorbidities, which may have a negative impact on healing, 49.6% of compliant patients with chronic wounds achieved complete wound closure at a mean-time-to closure of 7.4 weeks (median 6.3 weeks), including many cases where prior treatment with advanced biological therapies had failed. This is an improvement over the wound closure outcomes in the standard care control arms of prospective randomized studies with venous or diabetic ulcers are reported to be between 24 and 34%. As my co-authors and I concluded, these findings demonstrate the effectiveness of human amniotic membrane allografts like Biovance in a broad, real-world population of all types of chronic wounds. In the health care environment of 2015, where health care providers are increasingly reliant on quality metrics and real-world data, we believe that this study will help practitioners to more effectively navigate the challenges brought by the complexities of chronic wounds.”

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

1 http://www.woundsresearch.com/article/real-world-experience-decellularized-dehydrated-human-amniotic-membrane-allograft

Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress ® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company’s Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. Alliqua’s electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on February 24, 2015, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com